Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Wayne Pensky 203-969-0666 ext. 439wayne.pensky@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

HEXCEL ANNOUNCES SALE OF U.S. ELECTRONICS, BALLISTICS
& GENERAL INDUSTRIAL REINFORCEMENT PRODUCT LINES

STAMFORD, CT, June 21, 2007 — Hexcel Corporation (NYSE: HXL) today announced that it has entered into a definitive agreement for the sale of the remaining assets of its U.S. Electronics, Ballistics & General Industrial reinforcement product lines (“EBGI”) to JPS Industries Inc.  The agreement provides for an initial cash purchase price of $62.5 million plus up to $12.5 million of additional payments dependent upon future sales of the Ballistics product line.  The additional payments will be earned on Ballistics sales in excess of $70 million per year during the three-year period following completion of the sale.  Ballistics sales for the twelve month period ending May 31, 2007 were $96 million.

The initial cash purchase price (excluding the potential additional payments) is estimated to result in a $2 - $3 million after-tax loss for Hexcel.  The additional payments will be recorded as income when received.  Hexcel will retain certain pre-closing liabilities, including those arising out of the previously disclosed Department of Justice civil investigation of allegedly defective Zylon fabric used in ballistic vests.  EBGI had third party sales of $46.1 million in the first quarter of 2007 and $143.6 million in the full year of 2006.  EBGI assets will now be classified as assets held for sale and its results will be reported as discontinued operations in Hexcel’s 2007 second quarter financial statements.  The EBGI transaction is subject to customary closing conditions and is expected to close in the third quarter of 2007.

Mr. David Berges, Hexcel’s Chairman and CEO commented, “We are pleased to bring our year long portfolio realignment to a successful conclusion.  While this last transaction will be slightly dilutive in the short term, the sale of EBGI, combined with the previously completed sales of our Architectural business in the first quarter of 2007 and our TechFab joint venture interest in the fourth quarter of 2006, results in an after-tax gain of approximately $14 million for the total program, excluding the additional payments.  The three transactions and their $110 million of gross cash proceeds will help Hexcel achieve its lowest debt level in 10 years.  More importantly, it positions Hexcel to focus on the rapidly growing demand for advanced composite materials in aerospace, renewable energy, and other high performance industries.”  In closing, Mr. Berges noted, “The employees of these businesses are to be congratulated on their performance through this last year of uncertainty.  They remained dedicated to their customers and met their commitments month after month.  We thank them for their many contributions to Hexcel.”

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, and industrial applications.